UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

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JOINT INFORMATION STATEMENT

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP ClearBridge QS Select Large Cap Managed Volatility Fund

LVIP Western Asset Core Bond Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

October 16, 2020

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Joint Information Statement with respect to the funds listed above (each, a “Fund” and collectively, the “Funds”), each a series of the Trust. You currently have an investment interest in one or more of the Funds through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Joint Information Statement to inform you about recent changes related to the Funds’ sub-advisory arrangements.

At present, the LVIP ClearBridge QS Select Large Cap Managed Volatility Fund (the “Select Large Cap Fund”) is sub-advised by each of ClearBridge Investments, LLC (“ClearBridge”) and QS Investors, LLC (“QS Investors”) and the LVIP Western Asset Core Bond Fund (the “Core Bond Fund”) is sub-advised by Western Asset Management Company (“Western Asset,” and collectively with ClearBridge and QS Investors, the “Sub-Advisers”).

You are receiving this Joint Information Statement because Franklin Resources, Inc. (“Franklin Templeton”) recently acquired Legg Mason Inc. (“Legg Mason”), the ultimate parent company of ClearBridge, QS Investors, and Western Asset. Because this transaction (the “Franklin Transaction”) resulted in a change in control of the Sub-Advisers, the prior sub-advisory agreements with the Sub-Advisers were terminated automatically pursuant to Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”). Accordingly, at a meeting of the Board of Trustees of the Trust (the “Board”) held on June 3, 2020, the Board approved new sub-advisory agreements (the “New Agreements”) between Lincoln Investment Advisors Corporation (“LIAC” or “Adviser”), the Funds’ investment adviser, and each of ClearBridge and QS Investors with respect to the Select Large Cap Fund, and with Western Asset with respect to the Core Bond Fund. The New Agreements became effective on July 31, 2020 following the closing of the Franklin Transaction.

The Franklin Transaction did not affect the fees or expenses of the Funds, the level or scope of services to be rendered to the Funds or the fees payable by LIAC to the Sub-Advisers. The Franklin Transaction also did not result in any changes to the personnel managing the Funds.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Trust or LIAC, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new subadviser within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the New Agreements does not require a shareholder vote. This information statement is being mailed on or about October 19, 2020 to shareholders of record of the Funds as of September 25, 2020 (the “Record Date”). The cost of the preparation, printing, and distribution of this Information Statement will be paid by the Sub-Advisers.

I.	Background

The Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust currently consists of 94 separate portfolio series. Shares of the Funds and the Trust’s other series are offered only through separate accounts of insurance companies to fund the benefits of Variable Contracts. The insurance companies are the actual shareholders of each Fund; however, the Contract Owners are the beneficial owners of each Fund’s shares.

II.	Board Considerations

On March 3, 2020 and June 3, 2020, the Board met and considered, among other things, the change in control of the Sub-Advisers and the New Agreements. ClearBridge and QS Investors serve as sub-advisers to the Select Large Cap Fund and Western Asset serves as a sub-adviser to the Core Bond Fund. The Sub-Advisers are subsidiaries of Legg Mason.

The Trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act), (the “Independent Trustees”) reported that they considered the in-person presentation by and reviewed written materials provided by Franklin Templeton in connection with the Franklin Transaction. As the Franklin Transaction resulted in a change of control and caused the current sub-advisory agreements between LIAC and the Sub-Advisers (“Prior Agreements”) to terminate, the Board was asked to approve the New Agreements. In response to the request for information from the Independent Trustees, Franklin Templeton provided the Board with information on its business, operations and personnel.

The Independent Trustees and their independent legal counsel met separately from the “interested” Trustee and management to consider approval of the New Agreements. The Independent Trustees reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of advisory arrangements including sub-advisory agreements. The Board considered information provided by Franklin Templeton that the Franklin Transaction would not result in changes to the contractual sub-advisory fee rates, and was not expected to result in any diminution in the investment sub-advisory services provided to the Funds or any changes to the portfolio managers of the Funds. The Board also considered that it had most recently approved the sub-advisory agreements with ClearBridge and QS Investors with respect to the Select Large Cap Fund in December 2018 and the sub-advisory agreement with Western Asset with respect to the Core Bond Fund in September 2019. The Board also considered that the Sub-Advisers had recently provided information to the Board in advance of and in connection with the annual 15(c) renewal which concluded on September 1-2, 2020.

The Board determined that, given the totality of the information provided with respect to the Franklin Transaction and each New Agreement, the Board had received sufficient information to approve the New Agreements for each Fund. In considering the approval of the New Agreements, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Approval of Sub-Advisory Agreements with ClearBridge, QS Investors and Western Asset

In considering the approval of New Agreement, the Board considered the nature, extent and quality of services to be provided by the Sub-Advisers under the proposed New Agreements. The Board considered information provided by Franklin Templeton that the Franklin Transaction would not result in changes to the contractual sub-advisory fee rates and, was not expected to result in any diminution in the investment subadvisory services provided to the Funds or any changes to the portfolio managers of the Funds. The Board considered that approving the New Agreements would assure continuity of the subadvisory services and allow each Sub-Adviser to continue to provide services uninterrupted after the closing of the Franklin Transaction. The Board also noted that, although Franklin Templeton expected to review existing business practices following the closing of the Franklin Transaction and expected to consider making enhancements where warranted, Franklin Templeton had no current plans to make any changes to the management structure, personnel or processes of the Sub-Advisers following the Franklin Transaction. The Board concluded that these factors supported approval of the New Agreements.

The Board considered that the Sub-Advisers had agreed to pay costs associated with the Franklin Transaction that would otherwise be borne by the Funds.

The Board noted that the New Agreements were identical to the Prior Agreements, with the exception of their effective dates. The Board considered that there would be no change in the sub-advisory fees which had been determined to be reasonable in connection with each Funds’ contract approval process.

With respect to performance, the Board considered that the Sub-Advisers indicated that it expected that the same portfolio management team would continue to manage the Fund following the closing of the Franklin Transaction and that performance was reviewed in connection with the regular quarterly meetings by the Investment Committee of the Board.

The Board considered the sub-advisory fee schedules contained breakpoints. The Board noted that the proposed sub-advisory fee schedules were negotiated between LIAC and the Sub-Advisers, each unaffiliated with LIAC, and that LIAC would compensate the Sub-Advisers from its fee and concluded the proposed sub-advisory fee schedules were reasonable.

Overall Conclusions

Based on all of the information considered and the conclusions reached, the Board determined that the terms of the New Agreements for each Fund are fair and reasonable, and that the approval of the New Agreements is in the best interests of each Fund.

III.	Additional Information about the Agreements

Sub-Advisory Agreements

The New Agreements are dated July 31, 2020 and have an initial two-year term. Thereafter, continuance of the agreements will require the annual approval of the Board, including a majority of the Independent Trustees. The New Agreements may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the

Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The New Agreements will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser. The New Agreements are identical to the Prior Agreements, with the exception of their effective dates.

The foregoing description is only a summary of the New Agreements. Copies of the New Agreements will be accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Advisers

ClearBridge

ClearBridge Investments, LLC (previously defined as, “ClearBridge”), is a wholly owned subsidiary of Franklin Resources, Inc., a publicly traded company listed on the New York Stock Exchange (NYSE: BEN). The principal address of ClearBridge is 620 Eighth Avenue, New York, New York,10018. As of June 30, 2020, ClearBridge managed more than $149.4 billion in assets.

The name and principal occupation of the principal executive officers and directors of ClearBridge are listed below. The address of each is 620 Eighth Avenue, New York, New York,10018.

Name	Principal Occupation
Terrence Murphy	Chief Executive Officer
Hersh Cohen	Co-Chief Investment Officer, Portfolio Manager
Scott Glasser	Co-Chief Investment Officer, Portfolio Manager
John Haller	Chief Operating Officer
Cynthia List	Chief Financial Officer
Russell Mahland	Chief Marketing Officer
Barbara Manning	General Counsel, Chief Compliance Officer
Farhan Mustafa, CFA	Head of Investment Risk Mgt., Head of Quantitative Research
Vinay Nadkarni	Head of Global Business Development
William Schmitt	Chief Human Resources Officer
Nicole Tarallo	Head of Client Services

ClearBridge. does not serve as an investment adviser or sub-adviser to any registered investment company which has an investment objective similar to the investment objectives of the Select Large Cap Fund.

No officer or director of the Trust is an officer, employee, director, general partner or shareholder of ClearBridge.

QS Investors

QS Investors, LLC (previously defined as, “QS Investors”), is a wholly owned subsidiary of Franklin Resources, Inc., a publicly traded company listed on the New York Stock Exchange (NYSE: BEN). The principal address of QS Investors is located at 880 Third Avenue, 7th Floor, New York, New York, 10022. As of June 30, 2020, QS Investors managed more than $17 billion in assets.

The name and principal occupation of the principal executive officers and directors of QS Investors are listed below. The address of each is 880 Third Avenue, 7th Floor, New York, New York, 10022.

Name	Principal Occupation
Adam Petryk, CFA	President and CEO
Steven Ducker	Chief Compliance Officer

QS Investors does not serve as an investment adviser or sub-adviser to any registered investment company which has an investment objective similar to the investment objectives of the Select Large Cap Fund.

No officer or director of the Trust is an officer, employee, director, general partner or shareholder of QS Investors.

Western Asset

Western Asset Management Company, LLC (previously defined as, “Western Asset”), is a wholly owned subsidiary of Franklin Resources, Inc., a publicly traded company listed on the New York Stock Exchange (NYSE: BEN). The principal address of Western Asset is located at 385 East Colorado Boulevard, Pasadena, California 91101. As of June 30, 2020, Western Asset managed more than $468.5 billion in assets.

The name and principal occupation of the principal executive officers and directors of Western Asset are listed below. The address of each is 385 East Colorado Boulevard, Pasadena, California 91101.

Name	Principal Occupation
James W. Hirschmann	Director – President and Chief Executive Officer, Western Asset (Chairman)
Jennifer W. Murphy	Director – Chief Operating Officer, Western Asset (Executive Director)
Jennifer Johnson	Non-Employee Director – President, Chief Executive Officer, Franklin Templeton (Non-Executive Director)
Matthew Nicholls	Non-Employee Director – Executive Vice President, Chief Financial Officer, Franklin Templeton (Non-Executive Director)
Jed A. Plafker	Non-Employee Director – Executive Vice President, Head of Global Distribution, Franklin Templeton (Non-Executive Director)
Marzo Bernardi	Director of Client Service and Marketing
Daniel E. Giddings	Assistant Secretary
Dennis J. McNamara	Director of Portfolio Operations
Charles A. Ruys de Perez	Secretary and General Counsel

Western Assets does not serve as an investment adviser or sub-adviser to any registered investment company which has an investment objective similar to the investment objectives of the Core Bond Fund.

No officer or director of the Trust is an officer, employee, director, general partner or shareholder of Western Asset.

V.	Information about the Adviser and the Trust

Investment Adviser

The Adviser, Lincoln Investment Advisor Corporation, serves as the Funds’ investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2019, the Funds paid fees to the Adviser equal to the following aggregate annual rates, expressed as a percentage of a Fund’s average daily net assets:

Name of Fund	Aggregate Annual Rate
LVIP ClearBridge QS Select Large Cap Managed Volatility Fund	0.59%
LVIP Western Asset Core Bond Fund	0.45%

For the fiscal year ended December 31, 2019, the Funds paid investment advisory fees, net of fee waivers and expense reimbursements, as follows:

Name of Fund	Amount Paid
LVIP ClearBridge QS Select Large Cap Managed Volatility Fund	$ 2,637,607
LVIP Western Asset Core Bond Fund	$ 8,103,498

Principal Underwriter and Distributor

The Funds’ principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation.

Payments of Commissions to Affiliated Brokers

For the fiscal year ended December 31, 2019, the Funds paid no commissions to any affiliated broker.

Administrator

The Funds’ administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Funds’ outstanding shares were as follows:

Fund Name	Standard Class	Service Class
LVIP ClearBridge QS Select Large Cap Managed Volatility Fund	120,489.040	40,213,433.307
LVIP Western Asset Core Bond Fund	158,756,536.627	33,259,610.512

Because the Funds are available as an investment for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of a Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether a Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, the Western Asset Core Bond Fund – Standard Class has Fund of Fund owners that own 5% (or 25% or more of the Fund’s shares as follows:

Fund and Shareholder	Total Share Ownership
LVIP Global Conservative Allocation Managed Risk Fund	13.92%
LVIP Global Growth Allocation Managed Risk Fund	38.70%
LVIP Global Moderate Allocation Managed Risk Fund	39.21%
LVIP U.S. Growth Allocation Managed Risk Fund	6.89%

As of the Record Date, the Select Large Cap Fund – Standard Class, Select Large Cap Fund – Service Class and Core Bond Fund – Service Class did not have any shareholders who owned in excess of 5% of the outstanding shares of such class.

As of the Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of each Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Joint Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Funds have received instructions to the contrary. If you need additional copies of this Joint Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of each Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail) or by visiting https://www.lfg.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE